SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 22, 2004

BOYD GAMING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-12882	88-0242733
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2950 Industrial Road

Las Vegas, Nevada 89109

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s telephone number,

including area code)

Item 5. Other Events

On April 22, 2004, Boyd Gaming Corporation issued an earnings release announcing its financial results for the quarter ended March 31, 2004. Boyd Gaming reported diluted earnings of $0.20 per share for the quarter ended March 31, 2004 as compared to diluted earnings of $0.25 per share for the quarter ended March 31, 2003, which amounts are computed in accordance with generally accepted accounting principles. Included in the earnings for the March 31, 2004 quarter was a charge to the provision for income taxes of $5.7 million, or $0.09 per diluted share, net of federal tax benefit, related to an Indiana Department of Revenue state income tax assessment.

In 2003, the Company received a proposed assessment from the Indiana Department of Revenue based upon their position that the Company’s Indiana gaming revenue tax is not deductible for Indiana state income tax purposes. An unrelated third party had been litigating the issue in Indiana Tax Court under a similar fact pattern. For some time, the Company had been accruing a portion of the proposed assessment due to the uncertainty of the outcome. On April 19, 2004, the Indiana Tax Court ruled against the third party. While the final outcome remains somewhat uncertain due to the opportunity for appeals, the lowered chances for success with respect to the Company’s position in this matter resulted in the Company recording the remaining amount of the proposed assessment. This amounted to a $5.7 million, or $.09 per share, charge, net of the federal income tax benefit, to the Company’s income tax provision for the first quarter.

Item 12. Results of Operations and Financial Condition.

On April 22, 2004, Boyd Gaming Corporation issued an earnings release announcing its financial results for the quarter ended March 31, 2004. A copy of the earnings release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in the immediately preceding paragraph in this Current Report on Form 8-K, including the exhibits attached hereto, is furnished pursuant to Item 12 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: April 22, 2004	/s/ ELLIS LANDAU

Ellis Landau Executive Vice President and Chief Financial Officer

3